SUB-ITEM 77D(G)



MFS Global Bond Fund, a series of MFS Series Trust X, changed its status from a non-diversified fund to a diversified fund as described in the supplement, dated August 10, 2017, to the Fund's prospectus, as filed with the Securities Exchange Commission via EDGAR on August 10, 2017, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.